Exhibit 99.1

PRESS RELEASE

[LOGO APPEARS HERE]

SONIC FOUNDRY REPORTS FISCAL 2003 RESULTS

Company completes early business development activities and begins to realize fruits from initial sales seeding efforts

MADISON, WI – Dec. 18, 2003 – Sonic Foundry®, Inc. (NASDAQ: SOFO), a leading rich media solutions company, today announced results for its fiscal 2003 year ended Sept. 30, 2003. During fiscal 2003, the company completed a major transformation of its business, selling off both its Media Services and Desktop Software divisions to focus exclusively on the rich media Web communications market.

Sonic Foundry finished the year with a strong ramp up in sales in line with early stage business development efforts for its continuing Web communications business. For the year, revenues increased to $1.3 million, up 47 percent, compared to total revenues of $859,000 recorded in fiscal 2002. Mediasite Live™ sales and related support revenue grew significantly from the previous year, increasing nearly six times from the $218,000 reported in fiscal 2002 to the $1.3 million in revenues the company reported for fiscal 2003.

The $2.9 million loss from operations of the Media Services and Software business units sold earlier this year are presented separately as discontinued operations, along with the $11.9 million gain on the sale of discontinued businesses. These items led to the company reporting net income of $1.5 million, or 5 cents per share, for fiscal 2003 compared to a loss of $56.7 million, or $2.12 per share, reported for the 12 months in fiscal 2002. The company’s 2002 loss also included a one-time charge of $44.7 million due to a change in accounting.

Sonic Foundry’s balance sheet improved substantially year-to-year. The company paid off all its debt, and increased its cash and cash equivalents to $12.6 million compared to $3.7 million reported for the same period one year ago.

Operating costs from continuing operations significantly declined from $8.4 million to $7.9 million, yet contain general and administrative expenses in both fiscal periods related to its previous Media Services and Software businesses that were not allocable to discontinued operations. Operating expenses are expected to continue to decline in 2004 as a result of the company’s streamlined operations in line with its new strategy and core focus on Web communications.

Going forward, the company anticipates revenues will continue to grow at a fairly rapid clip – increasing to between $700,000 and $800,000 for the first quarter of fiscal 2004. Together with anticipated improvements in gross margin and a continued decline in operating expenses, it expects to report a net loss of approximately 5 cents per share for the first quarter 2004 period.

Sonic Foundry is still in early stage development of building its foundation for growth and success moving forward. During the past fiscal year, the company completed a number of activities in line with this objective including: Conducting an ongoing series of dealer orientation and training programs; creating and implementing a comprehensive marketing and promotion plan; increasing press awareness within new general and vertical markets; conducting targeted event and trade show marketing; implementing customer days at key strategic account locations; revamping its Web site; and, creating a Customer Showcase site, as some examples.

“Fiscal 2003 was a year of major transformation for Sonic Foundry. We effectively started a whole new company and are quickly seeing it become a strong business,” explained Rimas Buinevicius, chairman and CEO. “The latest generation of Mediasite Live that began shipping in early November already is capturing the attention of some of the most prestigious institutions in the education market and is quickly making inroads into key corporate, government and healthcare organizations. Proof of our strategy, technology and approach are quickly being realized as initial pilot sales we’ve made into these markets are blossoming into multi-unit repeat sales. Most of these sales are to large organizations with several locations and hundreds of employees who appreciate the simple elegance and substantial cost-savings Mediasite Live offers.”

Introduced in June 2002, Mediasite Live is quickly transforming how organizations communicate over the Web. A true plug-and-play system, it automatically captures, synchronizes and streams video, audio and any type of rich media graphics. Sonic Foundry has built a network of top systems integrators, AV dealers and distributors who have helped sell and install Mediasite Live into many leading education, government and corporate institutions, including: Allergan, Arizona State University, Charleston Area Medical Center, Erie School District, GE Transportation, Hacienda School District, Siebel Systems, U.S. Dept. of Transportation, West Virginia University School of Nursing, Wharton School of Business, Wisconsin Dept. of Administration and York University.

Additional key specifics and highlights of the year include:

Asset Sales – Sonic Foundry sold its desktop software products and related assets to Sony Pictures Digital for $19 million, and its Media Services division to Deluxe Media Services for $5.6 million to self-fund its new vision.

Reduced Expenses and Improved Balance Sheets – With the sale of its two largest business units, Sonic Foundry reduced its headcount from 125 to 30 employees, cut its operating expenses by two thirds, paid off long-term debt obligations and has cash in the bank of more than $12 million.

Technical Innovation – True to its roots as a technology innovator, Sonic Foundry has developed the most elegant, easy-to-use rich media Web communication system on the market. Recently, the company announced and began shipping a new architecture, higher performance and significant enhancements to its award-winning Mediasite Live rich media presentation system that is quickly garnering the attention of key customers and influencers in the rich media communications market.

Sales Channel Development – Sonic Foundry has established a national channel partner network of more than 40 leading audio/video system VARs and systems integrators actively marketing, selling and installing Mediasite Live units throughout the U.S.

A Growing Customer Base

Sonic Foundry already has more than 70 customers in the education, corporate, healthcare and government sectors and is starting to see initial pilot sales grow into multi-unit sales successes, an integral part of its business strategy.

Market Focus – Mediasite Live is emerging as a preferred technology among seed accounts within the education market that are now converting into longer-term program commitments by various departments within those institutions. Approximately 50 percent of the company’s customers are in the education market with those in corporate, government and healthcare markets closely behind.

“We’ve successfully moved the company back onto a high growth trajectory and have returned to pioneering groundbreaking technologies. We are more confident than ever that our strategy, approach and offerings to the market are right on target with customer needs and that these results will be demonstrated in continued upward growth in sales activity near- and long-term,” Buinevicius said.

Sonic Foundry will host a conference call today to discuss its fiscal 2003 year-end results at 10:00 a.m. CDT/11:00 a.m. EDT. It will use Mediasite Live to Webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com. An archive of the Webcast will be available for 30 days.

About Sonic Foundry®, Inc.

Founded in 1991, Sonic Foundry (NASDAQ:SOFO) is a leading provider of rich media communications technology for the enterprise. The company’s patent-pending Webcasting and Web presentation solutions are trusted by Fortune 500 companies, education institutions and government agencies for a variety of critical communication needs. Sonic Foundry is based in Madison, Wis. For more information about Sonic Foundry, visit the company’s Web site at www.sonicfoundry.com.

Press Contact:	Investor Contact:
Terri Douglas	Rob Schatz
Catapult PR-IR	Strategic Growth International, Inc.
303-581-7760, ext. 18	212-838-1444
tdouglas@catapultpr-ir.com	rob@sgi-ir.com

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Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry’s products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc.

Consolidated Balance Sheets

(in thousands except for share data)

	September 30,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$12,623	$3,704
Accounts receivable, net of allowances of $40 and $50	508	484
Accounts receivable, other	139	43
Inventories	111	48
Prepaid expenses and other current assets	214	294
Current assets of discontinued operations	—	4,087

Total current assets	13,595	8,660
Property and equipment:
Leasehold improvements	132	—
Computer equipment	741	768
Furniture and fixtures	96	96

Total property and equipment	969	864
Less accumulated depreciation	381	290

Net property and equipment	588	574
Other assets:
Goodwill and other intangible assets, net	7,726	7,776
Capitalized software development costs, net of amortization of $508 and $227	892	1,173
Debt issuance costs, net amortization of $323	—	653
Long-term assets of discontinued operations	—	8,807

Total other assets	8,618	18,409

Total assets	$22,801	$27,643

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,065	$1,531
Accrued liabilities	1,263	950
Unearned revenue	194	—
Convertible debt, net of discount	—	3,482
Current portion of capital lease obligations	48	217
Current liabilities of discontinued operations	—	2,976

Total current liabilities	2,570	9,156
Long-term obligations, net of current portion	—	230
Capital lease obligations, net of current portion	—	38
Long-term liabilities of discontinued operations	—	235
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 5,000,000 shares; none issued	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 10,000,000 shares, none issued	—	—
Common Stock, $0.01 par value, authorized 100,000,000 shares; 28,684,449 and 27,729,825 shares issued and 28,614,199 and 27,702,075 shares outstanding	287	277
Additional paid-in capital	168,106	167,028
Accumulated deficit	(147,532)	(148,985)
Receivable for common stock issued	(462)	(26)
Cumulative foreign currency translation adjustments	—	(111)
Unearned compensation	—	(49)
Treasury stock, at cost, 70,250 and 27,750 shares	(168)	(150)

Total stockholders’ equity	20,231	17,984

Total liabilities and stockholders’ equity	$22,801	$27,643

Sonic Foundry, Inc.

Consolidated Statements of Operations

(in thousands except for per share data)

	Years Ended September 30,
Continuing Operations	2003	2002	2001
Revenue:
Product sales	$1,172	$206	$—
Customer support fees	84	12	—
Other	8	641	—

Total revenue	1,264	859	—
Cost of revenue	888	380	—

Gross margin	376	479	—

Operating expenses:
Selling and marketing expenses	2,975	2,548	—
General and administrative expenses	3,189	2,728	2,624
Product development expenses	1,742	3,079	—
Total operating expense	7,906	8,355	2,624

Loss from operations	(7,530)	(7,876)	(2,624)

Other income (expense):
Interest expense	—	(13)	—
Other income (expense), net	(19)	(425)	539

Total other income (expense)	(19)	(438)	539

Loss from continuing operations	(7,549)	(8,314)	(2,085)
Loss from operations of discontinued operations including $12 of income tax expense in 2002	(2,930)	(3,691)	(47,775)
Gain on disposal of discontinued operations	11,932	—	—

Income (loss) before cumulative effect of change in accounting principle	1,453	(12,005)	(49,860)
Cumulative effect of change in accounting principle	—	(44,732)	—

Net income (loss)	$1,453	$(56,737)	$(49,860)

Income (loss) per common share:
Continuing operations	$(0.27)	$(0.31)	$(0.09)
Discontinued operations	0.32	(0.14)	(2.16)
Cumulative effect of change in accounting principle	—	(1.67)	—

Basic net income (loss) per common share	$0.05	$(2.12)	$(2.25)

Diluted net income (loss) per common share	$0.05	$(2.12)	$(2.25)